        EXHIBIT 12.1 - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Dollars in millions except ratios)



                                                                                                                       Predecessor
                                                                                                                         Company
                                                                                                                       ------------
                                          Year             Year            Year             Year        Nine months    Three months
                                      ended June 30,   ended June 30,  ended June 30,  ended June 30,  ended June 30,  September 30,
                                          1998             1997            1996             1995           1994             1993
                                      -------------    -------------   -------------    -------------  -------------   ------------
                                        (Restated)

FIXED CHARGES
   Interest expense                       $  10.4          $ 10.9          $    5.1        $ 3.7          $ 3.5           $ 1.2
   Portion of rent
      expense representative
      of interest                            15.0             9.4               9.4          5.9            5.6             2.7
                                          -------          ------          --------        -----          -----           -----
                                             25.4            20.3              14.5          9.6            9.1             3.9

   Preferred dividend
     requirement                             23.5            23.5              37.7         14.5            8.7              --
                                          -------          ------          --------        -----          -----           -----
Combined fixed charges and
     preferred dividend                   $  48.9          $ 43.8          $   52.2        $24.1          $17.8           $ 3.9
                                          =======          ======          ========        =====          =====           =====

EARNINGS
   Income (loss) from continuing
      operations before income
      taxes, discontinued operations,
      minority interest, fresh-start
      reporting adjustment and
      extraordinary item                  $(237.5)(1)      $(22.3)(2)      $   94.9(3)     $ 6.9(4)       $18.4           $(8.5)

   Fixed charges per above                   25.4            20.3              14.5          9.6            9.1             3.9
                                          -------          ------          --------        -----          -----           -----
                                          $(212.1)         $ (2.0)         $  109.4        $16.5          $27.5           $(4.6)
                                          =======          ======          ========        =====          =====           =====
Ratio of earnings to combined
   fixed charges and preferred
   dividends                                   --              --               2.1           --            1.5              --
                                          =======          ======          ========        =====          =====           =====
Coverage deficiency                       $(261.0)         $(45.8)               --        $(7.6)            --           $(8.5)
                                          =======          ======          ========        =====          =====           =====


(1) Includes $62.0 million of acquisition-related, restructuring and Chapter 11 charges.

(2) Includes $36.3 million of acquisition-related, restructuring and Chapter 11-related charges.

(3) Includes $1.1 million of acquisition-related, restructuring and Chapter 11-related credits.

(4) Includes $62.1 million of acquisition-related, restructuring and Chapter 11-related charges.